Exhibit 10.11

FEE AGREEMENT

This FEE AGREEMENT will set forth our agreement with regard to services to be provided by J. CRANE & COMPANY, P.C. We, SUBAYE.COM, INC. of 9/F.Beijing Business World, 56 Dongxinglong Avenue, CW District, Beijing 100062, China (the “Company”), hereby agree to retain J. CRANE & COMPANY, P.C. (the “Firm”), in connection with the provision of accounting and SEC accounting-related compliance services. The scope and nature of this representation may be modified in the future, but only as the Company and the Firm may jointly agree.

1. The Firm agrees to provide accounting and SEC accounting-related compliance services in connection with the above matters and to keep the Company fully informed of significant developments, and to send copies of documents necessary to achieve that purpose.

Charges for services identified within this FEE AGREEMENT will be billed on a time-expended basis at the following hourly rates:

(a) James T. Crane, CPA	$100 per hour

(b) Paula I. McEvoy, CPA	$100 per hour

(d) Jeremy Tsai	$75 per hour

(e) Lisa Furini	$75 per hour

(f) Anna E. Ford	$75 per hour

The Firm reserves the right to request a retainer, normally in the amount of 50% of total projected fees associated with its services for quarterly and annual filings with the SEC. Such retainer is expected to be paid prior to the start of work by the Firm. Any hourly rates quoted above are subject to change, but only by prior written notification to the Company, after six months have passed from the date of this agreement.

The Firm hereby states that it will not incur billable time in excess of $41,600 in any 12 month period under the terms of this FEE AGREEMENT, for all normally scheduled SEC filings on Form 10-K, Form 10-Q or in the event a Form S-1 or Form SB-2 is filed by the Company. If the Firm determines billable time above $41,600 is possible, it will inform the Company of this development immediately and will not bill for time incurred above $41,600 unless prior consent is given by the Company. However, if the Company’s revenues or total assets, as determined at each quarterly period, increase more than 50% quarter over quarter in any period, or the Company executes any significant merger or acquisition, defined as a transaction with any entity whose assets or revenues equal 20% of the Company’s assets or revenues in the most recent fiscal year, this paragraph shall be considered null and void by both parties.

2. All bills for services rendered and expenses incurred but not specifically identified within this FEE AGREEMENT will be delivered on a monthly basis and are due and payable upon receipt. Failure to pay bills promptly will permit the Firm, after notice to the Company, to terminate representation of the Company as permitted by applicable rules and law.

3. The time charges include but are not limited to telephone conferences, telephone calls to and from the Company, office conferences, technical accounting research, representation before the SEC or other governing body, review of file materials and documents sent or received, drafting of correspondence, memorandums, and preparation for conferences.

4. The Firm and Company state that no results have been guaranteed by the Firm to the Company and that this agreement is not based upon any such promises or anticipated results.

5. If the Company fails to pay any bill within 30 days of receipt, compound interest will be paid at the rate of 1.0% per month.

6. The Company understands that the representation described in this agreement will end when the Firm sends the Company its final bill for services rendered in connection with the above matters or in the event that the Firm withdraws from representation of the Company with or without cause pursuant to Section 8 below.

7. The Firm reserves the right to withdraw from its representation of the Company with the Company’s consent or for good cause without it. Good cause may include the Company’s failure to honor the terms of this agreement, pay amounts billed in a timely manner, cooperate or follow the Firm’s advice on a material matter, or any fact or circumstance that would, in the Firm’s view, impair an effective Company relationship or would render the Firm’s continuing representation unlawful or unethical. If the Firm elects to do so, the Company will take all steps necessary to free the Firm of any obligation to perform further, including the execution of any documents necessary to complete its withdrawal, and the Firm will be entitled to be paid for all services rendered and disbursements and other charges made or incurred on behalf of the Company up to the date of withdrawal.

8. To enable the Firm effectively to render services, the Company agrees to fully and accurately disclose to the Firm all facts that may be relevant to the matters or that the Firm may otherwise request, and to keep the Firm apprised of developments relating to the matters. The Company also will assist and cooperate with the Firm as appropriate in dealing with the matters.

9. This agreement is governed, construed and interpreted in accordance with the laws of the State of Massachusetts, USA.

10. Neither party may assign its rights under this FEE AGREEMENT without the prior written consent of the other party. This FEE AGREEMENT will be binding on and for the benefit of the parties and their respective successors and permitted assigns.

11. This FEE AGREEMENT may not be modified or amended except by an instrument in writing signed by both parties.

12. This FEE AGREEMENT constitutes the complete and exclusive statement of the mutual understanding of the parties with respect to its subject matter. This FEE AGREEMENT supersedes any and all prior or contemporaneous understandings, representations, or other communication between the parties of any sort, whether written or oral, with respect to its subject matter.

13. This FEE AGREEMENT constitutes the complete and exclusive statement of the mutual understanding of the parties with respect to its subject matter. This FEE AGREEMENT supersedes any and all prior or contemporaneous understandings, representations, or other communication between the parties of any sort, whether written or oral, with respect to its subject matter.

14. Additionally, the Company has offered and James Crane has accepted the position of Chief Financial Officer of the Company, to be effective upon the Company’s approval at a meeting of the board of directors or by board resolution. The term will be for a two year period. Mr. Crane will fulfill the following responsibilities:

•	Oversight for accounting purposes, for all Form S-1 or Form SB-2 filings with the SEC, preparation of financial statements and other financial data to be included in such filings
•	Representation of the Company for accounting purposes, in any communications or negotiations with the SEC with regard to Form S-1 or Form SB-2 filings.
•	Management of all communications with the auditors, with minimal intrusion to the Company’s management
•	Oversee the preparation, finalizing of the Company’s quarterly and annual financial statements and Form 10Q, Form 10K
•	Oversee and assist with the preparation of documents and/or data related to debt or equity financing actions
•	Review and determine the best methods available to list the Company on a more significant and robust financial market
•	Provide advisory services with regard to investment banking opportunities, capital structure and investor relations
•	Represent the Company as a financial expert before the SEC or other regulatory authorities
•	Serve as the Company’s “audit committee financial expert” as defined by the SEC

Payment for services rendered by the Firm and its employees will be paid in U.S. dollars. However, if James T. Crane is confirmed as Chief Financial Officer of the Company, the Company will issue James T. Crane a stock award of 78,425 shares of the Company’s common stock to be restricted under SEC rule 144. The Company has determined the stock award based on a $2.00 price per share of common stock which results in total compensation for James T. Crane as Chief Financial Officer of $156,850. Further, it is agreed that such shares of common stock will be restricted in that the shares of common stock are to “vest” over the initial two year term of this FEE AGREEMENT, beginning on the date this FEE AGREEMENT is signed below. Additionally, James T. Crane or the Company may terminate this FEE AGREEMENT or James T. Crane may resign or be terminated by the Company with immediate effect. Upon resignation or termination before the end of the two year term, if applicable, James T. Crane will return the pro-rata unvested shares of common stock which are intended to vest over a two year term beginning with the date of this agreement.

We, the Company and the Firm, have read this Fee Agreement and agree to its terms and have signed it as our free act and deed on this 26th day of February, 2008.

SUBAYE.COM, INC.	J. CRANE & COMPANY, P.C.

By: __________________________________	By: ____________________________________
Name: Jun Han	Name: James T. Crane, CPA
Title: CEO	Title: President